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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

January 21, 2000

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                            Accom's ELSET Acquired By
                              Orad Hi - Tec Systems

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Kfar Saba,  Israel & Menlo Park,  CA, USA - Orad  Hi-Tec  Systems  (Neur  Markt:
OHT.f) and Accom, Inc. (OTC-ACMM) announced today that they have finalized the sale of Accom's entire ELSET virtual set product line to Orad. Orad, based in Kfar Saba, Israel will also acquire ELSET's intellectual property, Accom's ELSET development team as well as the ELSET technical sales and marketing personnel located in Menlo Park. The transaction provides Orad with an NT based virtual studio solution that compliments its existing line of CyberSets. The acquisition represents Orad's strategy announced during its IPO in November of last year to strengthen its hold on the virtual set market.

The transaction was completed, subject to certain government approvals, on January 21, 2000. Under the agreement, Accom received four million dollars cash from Orad as well as equity interest in the form of warrants for 70,423 shares.

"Today Orad is fulfilling a promise made to our investors by strengthening our market leadership and staying at the forefront of technological advances. ELSET is a welcomed addition to Orad's already successful line of CyberSet virtual studios," said Orad's President, Avi Sharir. "I have tremendous respect for Accom and the achievements they made over the years. ELSET's NT platform completes our virtual studio product offering, and we are pleased to be adding a product with worldwide recognition and demonstrated success in the marketplace. ELSET provides Orad with a unique and needed NT solution and the most advanced graphics visualization quality." Mr. Sharir added: "Existing ELSET customers will continue to receive support for their systems from Orad. We look forward to working with ELSET's superior development team, a group that pioneered the virtual set industry and tap into their experience and knowledge. Combining these characteristics with those of CyberSet will provide Orad's existing and future customers with the most comprehensive virtual studio product line on the market to-date."

Accom Chairman and CEO, Junaid Sheikh said, "I am extremely pleased about today's announcement because the combination of ELSET technology and Orad brings together two market leaders with complementary strengths. ELSET is the only product line in the marketplace today, which offers virtual set solutions running on the SGI Irix and Windows NT operating systems. The ELSET virtual set solutions will benefit from Orad's strong brand and market reach. And Orad will benefit from the world-class technology and the people that have differentiated ELSET for the last five years in virtual set solutions." Sheikh continued, "The combination of ELSET technology and Orad creates the most powerful virtual set technology tools in the industry today. Technology is very important, and Orad is a company that is primarily focused and committed to virtual technology solutions. This deal enables Accom to fully concentrate on developing and marketing outstanding products and superior technologies in digital video effects, editing and video servers within the broadcast television and professional video markets."

Orad will continue to support Accom's existing ELSET customers some of whom include: BBC, Turner Broadcasting, MBC Korea, Center TV Moscow, and TV Poland. "These highly visible ELSET


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customers  chose the ELSET  technology  because it is easy to use, is reasonably priced for virtually any producer's budget, is multi-platform and produces clear crisp results," commented Sheikh.

About Orad

Orad is a publicly-traded company, whose principal investors are ISL, the world's largest sports sponsorship organization, the ORMAT Group, a publicly-traded conglomerate of companies engaged in high-tech investments, optical inspection, alternative energy and sophisticated medical diagnostics and Intel Atlantic Inc., a subsidiary of Intel Corporation.

Founded in 1993, Orad is a world leader in virtual studios, virtual advertising and sports production tools, specializing in the development and manufacture of video and real-time image processing technologies. Orad has received extensive worldwide recognition for its systems at a wide-range of events.

About Accom

Accom, headquartered in Menlo Park, California, designs, manufactures, sells, and supports a complete line of digital video production, recording and editing tools, for the worldwide professional television production, post production, broadcasting, and computer video marketplaces.

For more information, visit the Accom web site at www.accom.com.

Special Note: This press release contains forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Accom wishes to alert readers that there exist various risk factors related to the sale of the ELSET business, such as the risk that all required governmental approvals may not be obtained or may be delayed. There also exist various risk factors related to the Company's business, such as the risk that the Company's new products will not achieve market acceptance, and the risk that the Company will not return to profitable growth, as well as other factors, which could cause actual events or the Company's results for future quarters or years to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Accom directs readers to the more detailed discussion of risk factors related to its business in its Annual Report on Form 10-K for the year ended December 31, 1998 under the heading "Additional Factors That May Affect Future Results." The 10-K report is available by calling Accom at 650-328-3818 or by accessing Accom's EDGAR filings on the SEC home page on the Internet at http://www.sec.gov/cgi-bin/srch-edgar?accom.

Contact:  Mr. Eitan Kushner                       Contact: Ms. Susan Simon
Orad Hi-Tec Systems LTD, PO Box 2177              Marketing Communications Mgr.
Kfar Saba 44425, Israel                           Accom
Tel: +972-9-767-6862 ext. 503                     1490 O'Brien Drive
Fax: +972-9-767-6861                              Menlo Park, CA 94025 USA
E-Mail: eitan@orad.co.il                          Tel: (650) 328-3818 ext. 231
        ----------------                          Fax: (650) 327-2511
www.orad.co.il                                    E-Mail: susan@accom.com
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